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                                                                  Exhibit 10.9
INTERMUNE
PHARMACEUTICALS


October 22, 1999




Peter Van Vlasselaer, Ph.D.
1065 Hickorynut Court
Sunnyvale, California 94087

Dear Dr. Van Vlasselaer:

On behalf of InterMune Pharmaceuticals, Inc., I am pleased to offer you the position of Senior Vice President, Technical Operations, reporting to me at our facility located at 3294 East Bayshore Road in Palo Alto.

The terms of your employment will be as follows:

Your starting salary will be $165,000 per year. As a full-time employee of InterMune Pharmaceuticals, you will be eligible for the Company's standard benefits package including medical and dental insurance coverage. Your position is exempt, and you will not be eligible for overtime. You will be entitled to three weeks paid vacation per year, prorated during 1999. The Company will provide you with a one-time sign-on bonus of $10,000 one month following your first day of employment.

Subject to approval of the Board of Directors, on date of hire you will be granted an option to purchase 160,000 shares of InterMune Pharmaceuticals, Inc. stock. Your right to exercise this option will be subject to a vesting schedule, such that your option will be fully vested at the end of five years completed employment. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

As a condition of your employment, you will be required to provide proof of US citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Invention Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or propriety material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

                                                    3294 WEST BAYSHORE ROAD
                                                    PALO ALTO, CA  94303
                                                    PHONE: (650) 493-8333
                                                    FAX: (650) 858-2937
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Offer of Employment
Peter Van Vlasselaer, Ph.D.
Page 2 of 2


In the event of termination of your employment with the Company other than for cause, you will be entitled to receive continuation of salary and benefits for three months following your termination date. In addition, you will be entitled to continue all vesting with respect to Company stock during such three-month period.

This offer remains open through noon on Friday, October 29, 1999. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Invention Agreement shall be the terms of your employment, superseding any other employment agreements or understandings with InterMune. Any additions or modifications of these terms must be in writing and signed by you and an officer of InterMune Pharmaceuticals, Inc.

Again, let me indicate how pleased I am to extend this offer, and how much we at InterMune are looking forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to me.


Very truly yours,


/s/ W. Scott Harkonen

W. Scott Harkonen, M.D.
President and CEO
InterMune Pharmaceuticals, Inc.





UNDERSTOOD AND ACCEPTED:



       /s/ Peter Van Vlasselaer, Ph.D.             10/26/99
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Peter Van Vlasselaer, Ph.D.                        Date